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                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G


                   Under the Securities Exchange Act of 1934


                        Citizens First Financial Corp.
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                                (Name of Issuer)

                     Common Stock Par Value $.01 per share
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                         (Title of Class of Securities)

                                  174623-10-8
                        ------------------------------
                                 (CUSIP Number)

                                   12-31-00
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            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_] Rule 13d-1(b)
     [_] Rule 13d-1(c)
     [X] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  Page 1 of 5
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CUSIP NO. 174623-10-8
          -----------


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      NAME OF REPORTING PERSON
 1.   S.S. OR I.R.S. IDENTIFICATION NO. OF PERSON

      C. William Landefeld

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      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2.                                                             (a) [_]
                                                                (b) [_]

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      SEC USE ONLY
 3.


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      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.
      United States Citizen

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                          SOLE VOTING POWER:
                     5.
     NUMBER OF            111,957 shares

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER:
   BENEFICIALLY      6.
                          13,225 shares
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER:
                     7.
    REPORTING             111,957 shares

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER:
       WITH          8.
                          13,225 shares
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      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
 9.
      125,182 shares
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      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10.
                                                                    [_]

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      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.
      7.73%

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      TYPE OF REPORTING PERSON
12.
      IN
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                                  Page 2 of 5
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Item 1.

     (a) Name of Issuer:

         Citizens First Financial Corp.

     (b) Address of Issuer's Principal Executive Offices

         2101 North Veterans Parkway, Bloomington, Illinois  61704

Item 2.

     (a) Name of Person Filing:

         C. William Landefeld

     (b) Address of Principal Business Office or, if none, Residence

         2101 North Veterans Parkway, Bloomington, Illinois 61704

     (c) Citizenship

         United States Citizens

     (d) Title of Class of Securities

         Common Stock Par Value $.01 per share

     (e) CUSIP Number:

         174623-10-8

Item 3.  Not Applicable

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Item 4.   Ownership

     (a)  Amount beneficially owned

          125,182 shares

     (b)  Percent of class

          7.73%

     (c)  Number of shares as to which the person has:

          (i)   Sole power to vote or direct the vote

                111,957 shares representing unallocated shares

          (ii)  Shared power to vote or direct the vote

                13,225 representing allocated shares

          (iii) Sole power to dispose or to direct the disposition of

                111,957 shares

          (iv)  Shared power to dispose or direct the disposition of

                13,225 shares

Item 5.   Ownership of Five Percent or Less of a Class

          Not Applicable

Item 6.   Ownership of More than Five Percent on Behalf of Another Person

          13,225 of the shares described above are owned by Mr. Landefeld's wife. Mr. Landefeld shares investment and voting power over these shares

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

          Not Applicable

Item 8.   Identification and Classification of Members of the Group

          Not Applicable

Item 9.   Notice of Dissolution of a Group

          Not Applicable

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Item 10. Certification

         Not Applicable


                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                              February 6, 2001


                                              /s/ C. William Landefeld
                                              ----------------------------------
                                              C. William Landefeld